Exhibit 99.1

Southland Announces Closing of $160 Million Senior Secured Credit Facility

GRAPEVINE, Texas, October 3, 2024 -- Southland Holdings, Inc. (NYSE American: SLND and SLND WS) (“Southland”), a leading provider of specialized infrastructure construction services, today announced the closing of a new $160.0 million senior secured term loan facility with Callodine Commercial Finance, LLC. The new facility consists of a $140.0 million initial draw term loan and a $20.0 million committed delayed draw term loan, which are due in 2028. The delayed draw is a committed facility in which Southland may request all or a portion of the delayed draw to be available to the company.

From the initial total term loan proceeds of $140.0 million, approximately $96.0 million was used to refinance existing indebtedness, $37.8 million will be available for general corporate purposes, and the remaining will cover costs and expenses related to the transaction. Borrowings from the new facility were used to refinance Southland’s existing revolving credit facility balance in full and certain equipment notes. Concurrently with the closing, Southland terminated its previously existing revolving credit facility.

Southland’s President & Chief Executive Officer, Frank Renda, said, “This new credit facility significantly strengthens Southland’s balance sheet, while offering ample financial flexibility as we execute on our plan and continue to pursue the great opportunities in our core markets.”

Texas Capital Securities served as exclusive financial advisor to Southland on the transaction.

About Southland

Southland is a leading provider of specialized infrastructure construction services. With roots dating back to 1900, Southland and its subsidiaries form one of the largest infrastructure construction companies in North America, with experience throughout the world. The company serves the bridges, tunneling, communications, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipeline end markets. Southland is headquartered in Grapevine, Texas. For more information, please visit Southland’s website at www.southlandholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Southland’s current beliefs, expectations and assumptions regarding the future of Southland’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Southland’s control. Southland’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by Southland in this press release is based only on information currently available to Southland and speaks only as of the date on which it is made. Southland undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Southland Contacts:

Alex Murray
Corporate Development & Investor Relations
amurray@southlandholdings.com